UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


                               September 15, 2005
               --------------------------------------------------
                Date of Report (Date of earliest event reported)

                          CAPITAL BEVERAGE CORPORATION
               ---------------------------------------------------
               (Exact name of Company as specified in its charter)


               Delaware               0-13181            13-3878747
     ----------------------------  --------------   ---------------------
     (State or other jurisdiction   (Commission         IRS Employer
          of incorporation)         File Number)     Identification No.)


             700 Columbia Street, Brooklyn, New York          11231
         --------------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)


                                 (718) 488-8500
                -------------------------------------------------
                 Company's telephone number, including area code


          ------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):


[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement

     As  of  September  15,  2005,  Capital  Beverage  Corporation,  a  Delaware
corporation (the "Company"), entered into an Asset Purchase Agreement (the "Agreement") with Oak Beverages, Inc., a New York corporation ("Oak"), pursuant to which the Company has agreed to sell, and Oak has agreed to purchase, the Company's exclusive distribution rights for the Pabst brands, Pittsburgh brands and Ballantine brands. The purchase price to be paid by Oak at closing will be $9.3 million, of which at least $1.5 million will be deposited with an escrow agent for at least 18 months for post closing indemnification claims which may be asserted by Oak. It is anticipated that the proposed transactions will close during the fourth quarter of 2005 and that the proceeds from the transaction will be used by the Company to repay outstanding indebtedness and for working capital purposes. The Agreement contains customary representations and warranties, conditions to closing (including shareholder and brewer approval and the distribution by the Company of an Information Statement on Schedule 14C (the" Information Statement") to its stockholders), and termination and indemnification provisions.

     Immediately following the execution of the Agreement, certain stockholders (the "Approving Stockholders") of the Company holding an aggregate of 1,900,000 shares of the Company's common stock, representing 50.1% of the shares outstanding, signed a written consent of stockholders approving the Agreement and the exhibits and schedules thereto as well as the transactions contemplated thereby. The Approving Stockholders are Carmine N. Stella, the Company's President, Chief Executive Officer and Chairman of the Board, Anthony Stella, the Company's Vice President of Sales and Marketing (and the brother of Carmine Stella), Michael Matrisciani, a director of the Company, Daniel Matrisciani, the Company's Vice President of Operations and a director, Alex Matrisciani and Monty Matrisciani (each of whom are the brothers of Michael and Daniel Matrisciani).

     The Company and Oak also entered into a Sub-Distribution Agreement dated as of September 15, 2005 (the "Sub-Distribution Agreement"), pursuant to which Oak will become a Company sub-distributor of certain Pabst beers and malt beverages (the "Products"). The Sub-Distribution Agreement will become effective when the Company files an Information Statement on Schedule 14C with the Securities and Exchange Commission and shall terminate on the earlier of (i) the closing of the transactions contemplated by the Agreement, (ii) the termination of the Agreement, (iii) 90 days following September 15, 2005, or (iv) the earlier termination of the Sub-Distribution Agreement in accordance with its terms. Under the terms of the Sub-Distribution Agreement, Oak will have the right to distribute the Products to customers located in Brooklyn, Queens, Staten Island, Manhattan and the Bronx (the "Territory"), and in exchange for such rights, Oak will pay Pabst directly for its Product purchases and, during the first 45 days following the effective date of the Agreement (the "45-Day Period"), Oak will pay to Capital the following amounts for Products received by Oak: (x) $.50 for each case of Products and (y) $2.00 for each barrel of Products. The purchase price to be paid by Oak to Capital in connection with the closing of the transactions contemplated by the Agreement shall be reduced by an amount equal to the sum of: (i) $.25 for each case of Products purchased by Oak and sold by Oak to customers in the Territory, plus (ii) $.50 for each case of Products purchased by Oak but not sold to such customers, plus (iii) $1.00 for each barrel of Products purchased by Oak and sold by Oak to customers in the Territory, plus (iv) $2.00 for each barrel of Products purchased by Oak but not


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

sold to such customers, all determined during the 45-Day Period. If the Agreement is terminated by either party for any reason, the Company will be required to promptly pay to Oak the credits described above.


Item 9.01 Financial Statements and Exhibits.

     (d)  Exhibits

     10.01 Asset Purchase Agreement dated as of September 15, 2005 between the Company and Oak.

     10.02 Sub-Distribution Agreement dated as of September 15, 2005 between the Company and Oak.















                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    CAPITAL BEVERAGE CORPORATION


Date: September 19, 2005
                                    By:    /s/ Carmine Stella
                                           -------------------------------------
                                    Name:  Carmine Stella
                                    Title: President and Chief Executive Officer







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